Exhibit 99.1
Will Altanovo’s Maneuvering Continue to Delay .web?

By Kirk Salzmann

The launch of .web top-level domain is once again at risk of being delayed by baseless procedural maneuvering.

On May 2, the Internet Corporation for Assigned Names and Numbers (ICANN) Board of Directors posted a decision on the .web matter from its April 30 meeting, which found “that NDC (Nu Dotco LLC) did not violate the Guidebook or the Auction Rules” and directed ICANN “to continue processing NDC’s .web application,” clearing the way for the delegation of .web. ICANN later posted a preliminary report from this meeting showing that the Board vote on the .web decision was without objection.

Less than 24 hours later, however, Altanovo (formerly Afilias) – a losing bidder whose repeatedly rejected claims already have delayed the delegation of .web for more than six years – dusted off its playbook from 2018 by filing yet another ICANN Cooperative Engagement Process (CEP), beginning the cycle of another independent review of the Board’s decision, which last time cost millions of dollars and resulted in years of delay.

Under ICANN rules, a CEP is intended to be a non-binding process designed to efficiently resolve or narrow disputes before the initiation of an Independent Review Process (IRP). ICANN places further actions on hold while a CEP is pending. It’s an important and worthwhile aspect of the multistakeholder process…when used in good faith.

But that does not appear to be what is happening here. Altanovo and its backers initiated this repeat CEP despite the fact that it lost a fair, ICANN-sponsored auction; lost, in every important respect, the IRP; lost its application for reconsideration of the IRP (which it was sanctioned for filing, and which was determined to be frivolous by the IRP panel); and has now lost before the ICANN Board.

The Board’s decision expressly found that these disputes “have delayed the delegation of .web for more than six years” and already cost each of the parties, including ICANN, “millions of dollars in legal fees.”

Further delay appears to be the only goal of this second CEP – and any follow-on IRP – because no one could conclude in good faith that an IRP panel would find that the thorough process and decision on .web established in the Board’s resolutions and preliminary report violated ICANN’s bylaws. At the end of the day, all that will be accomplished by this second CEP and a second IRP is continued delay, and delay for delay’s sake amounts to an abuse of process that threatens to undermine the multistakeholder processes and the rights of NDC and Verisign.

ICANN will, no doubt, follow its processes for resolving the CEP and any further procedural maneuvers attempted by Altanovo. But, given Altanovo’s track record of losses, delays, and frivolous maneuvering since the 2016 .web auction, a point has been reached when equity demands that this abuse of process not be allowed to thwart NDC’s right, as determined by the Board, to move ahead on its .web application.